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                         Consent of Independent Auditors



The Board of Directors
Genesis Health Ventures, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the prospectus.

We also consent to the incorporation by reference in this Registration Statement on Form S-3 of Genesis Health Ventures, Inc. of our report dated November 29, 1995 on the financial statement schedules for each of the years in the three-year period ended September 30, 1995, which report appears in the September 30, 1995 annual report on Form 10-K of Genesis Health Ventures, Inc., and our report dated May 26, 1994 relating to the combined balance sheet of Meridian Healthcare Group as of November 30, 1993 and the related combined statements of operations, shareholders' deficit, and cash flows for the 11 month period ended November 30, 1993, which report appears on the Company's Current Report on Form 8-K/A dated November 30, 1993.


                                                KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
May 3, 1996